Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

August 12, 2016

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

One Glenlake Parkway, Suite 1200

Atlanta, Georgia 30328

RE:	Columbia Property Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for Columbia Property Trust, Inc., a Maryland corporation (the “Company”), and Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, of $350,000,000 aggregate principal amount of 3.650% Senior Notes due August 15, 2026 (the “Securities”) to be sold by the Operating Partnership. This opinion is being rendered at the request of the Company and the Operating Partnership and relates to certain U.S. federal income tax matters.

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (1) the analyses of qualifying income and assets prepared by the Company, (2) stock ownership information provided by the Company, (3) the Registration Statement on Form S-3 dated September 15, 2014 (the “Registration Statement”), filed by the Company and the Operating Partnership with the Commission under the 1933 Act, including the prospectus contained therein, and (4) the prospectus supplement dated August 3, 2016 (the “Prospectus Supplement”) relating to the Securities. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, the Operating Partnership and Market Square REIT East and West, LLC, a Delaware limited liability company (“MS REIT”), including representations from the Company and MS REIT in letters delivered to us on or about the date hereof. While we have discussed such representations with representatives of the Company, we have not conducted an independent investigation or audit of such representations.

Columbia Property Trust, Inc.

August 12, 2016

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for each of its taxable years beginning with the year ended December 31, 2003, through the year ended December 31, 2015, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii) The discussion set forth in the Time of Sale Information, under the caption “Material U.S. federal income tax consequences,” insofar as it purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company and its investors. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate in any material respect. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Securities. We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership in any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

We are furnishing this opinion in connection with the filing of the Prospectus Supplement and the sale of the Securities, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the

Columbia Property Trust, Inc.

August 12, 2016

Commission as an exhibit to a Current Report on Form 8-K and to the references to our firm in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ King & Spalding LLP